Exhibit 99.1

September 8, 1995

COLCHESTER, VT _____ Health Insurance of Vermont announced today the resignation of its Founder and Chairman, Bernard H. Zais, from its Board of Directors. The Colchester based disability insurance company, organized in 1961 with an initial capitalization of $300,000 and licensed only in Vermont, now has $20 million in assets and operates in 46 states.


                                                         September 8, 1995

TO THE SHAREHOLDERS OF HEALTH INSURANCE OF VERMONT:

This is to inform you of my resignation as Chairman and member of the Board of Health Insurance of Vermont effective today, September 8, 1995. It has been an honor, a privilege, and truly a pleasure to have served you and this Company these past 34 years since its inception in 1961. A new Board of Directors will be overseeing the fortunes of Health Insurance of Vermont from now on and we wish them well.

I have always maintained, as you know, that conservative growth is the name of the game, and as a substantial shareholder I will, of course, still be interested and concerned about this Company's continued welfare and growth. Additionally, a considerable number of the shareholders are personal friends, some of whom have been with us all those 34 years. I am particularly interested in their well-being, too. So, I will continue to be attentive to the health of Health Insurance of Vermont as it now goes on to greater heights.

As I say farewell to you as Chairman, I want to thank every shareholder --- the more than 500 of you --- for the trust and confidence you have given me to enable me to lead this fine Company from that day back in 1961 when HIVT was born. You have all been wonderful, and I've treasured beyond measure your patience, your understanding, and your loyalty.

And let me thank every person who ever served with me on our Board of Directors. No Board anywhere has been more dedicated to its purpose of serving its shareholders than has HIVT's Board who, together with key management personnel, has devoted its sole efforts from Day One for the benefit of all shareholders. From that very day in 1961 when I personally founded this Company with the help of a handful of local committed business leaders with the raising of only $300,000 to today where we have a Company with over $8,000,000 of shareholder equity and over $20,000,000 of assets, operating in 46 states with over $6,500,000 of profitable premium in force, our entire team has conservatively and prudently husbanded the assets of this respected Company with distinction. I am grateful to all of them for that, as I am proud of the eminence Health Insurance of Vermont now holds in the industry as the leader in providing disability income protection to the working class market.

All of this was accomplished only because we had a team from the very beginning who never put itself ahead of the welfare of the shareholders. How else could one account for the fact that I, as Chairman, acted as Chief Executive Officer for over a decade at a salary of one dollar a year? And Directors who served for as little as $50.00 a meeting? And even today to have executives in this Company being compensated at far less than the industry norms for similar positions? I have just reason to be gratified for the legacy I leave you today.

And so, with these warm thoughts and heartfelt good wishes I bid you goodbye. I am proud to have worked these last 34 years for a Company that cares about people -- shareholders, employees, policy holders alike -- and expresses that concern by action. Indeed we are what we do. If the past has taught us anything, it is that every cause has its effect, every action a consequence. Good begets good and evil leads to evil. This is the moral foundation of the universe. We have done good --- with honor, with dignity, with pride. May the new administration carry on this tradition we established at our birth --- HEALTH INSURANCE OF VERMONT - CONCEIVED IN THE NEW ENGLAND TRADITION OF STABILITY!

God bless you all.

                                    Sincerely,


                                    Bernard H. Zais